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[HECLA LETTERHEAD]                                                     Exhibit A




                             FOR IMMEDIATE RELEASE
                                October 21, 1994

                 HECLA MINING COMPANY ANNOUNCES PHASED CLOSURE
                                OF REPUBLIC UNIT

         REPUBLIC, Wash. - Hecla Mining Company today announced that it will phase out its mining operations in Republic, Washington, beginning on January 2, 1995. The company had hoped that increased exploration efforts during the past four years would extend the ore reserves and operations at the mine, but so far, exploration has been unsuccessful.

         Shutdown is expected to take approximately 45 days to complete and will ultimately affect 87 of Hecla's Republic Unit employees. The mine will produce about 39,000 ounces of gold in 1994 and 2,000 ounces in 1995, as milling of a low-grade ore stockpile is completed.

         Hecla's Chairman and Chief Executive Officer, Arthur Brown, said, "We intend to continue with our exploration of the Republic District," adding that recent drilling has shown encouraging results on a target east of the existing workings. He said the company will accelerate drilling on this target, but cautioned that even if further drilling confirms an economic ore body, it will take up to two years of additional work before production at Republic could be resumed. "In addition, the federal government and the state of Washington continue to enact legislation making it more and more difficult to do business in this country," Brown said. "Our decision to invest new capital to reopen Republic would weigh heavily on whether a cooperative and reasonable permitting time line could be achieved."

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HECLA ANNOUNCES REPUBLIC CLOSURE                                          PAGE 2

         Brown said, "The closure is being announced with great regret, particularly in view of the many contributions by every member of the Republic work force over the years. We are taking actions to minimize the effect on our employees, their families and the community through comprehensive employee-support and other programs." Employees will receive a benefits package and outplacement services to assist them in their transition to other career opportunities.

         Hecla is hiring a private placement firm to conduct outplacement assistance for the entire work force and their spouses and will work with all available state agencies to efficiently reemploy those who are laid off. Employees will be given special hiring consideration at other Hecla units as jobs become available. Twelve Republic Unit employees have already been relocated within the company.

         Hecla is a 103-year-old mining company with operations principally in the United States and Mexico. The company is a well-known silver producer with a growing gold profile and a major supplier of ball clay, kaolin and feldspar. The common and preferred shares of Hecla are traded on the New York Stock Exchange under the symbols HL and HL-B, respectively.

                                     -HL-

Contact:
April R. Boughton, director of public relations
office    208/769-4144
home      208/762-2376
pager     208/769-3756